[ROPES & GRAY LETTERHEAD]


                                September 5, 2000




The North Country Funds
150 Motor Parkway
Hauppauge, New York  11788


Ladies and Gentlemen:

           You are registering under the Securities Act of 1933, as amended (the "1933 Act") an indefinite number of shares of beneficial interest ("Shares") of The North Country Funds (the "Trust"), as permitted by Rule 24f-2 under the Investment Company Act of 1940, as amended (the "1940 Act"). In this regard, you propose to file an initial registration statement on Form N-1A (the "Initial 0Registration Statement") as required by Section 10(a)(3) of the 1933 Act and the Rules thereunder and Section 8(b) of the 1940 Act and the rules thereunder.

           We have examined your Agreement and Declaration of Trust on file in the office of the Secretary of The Commonwealth of Massachusetts and the Clerk of the City of Boston. We have also examined such other documents, receipts and records as we have deemed necessary for the purpose of this opinion.

           Based upon the foregoing, we are of the opinion that the issue and sale of the authorized but unissued Shares of each Fund of the Trust described in said Initial Registration Statement (each a "Series") have been duly authorized under Massachusetts law. Upon the original issue and sale of your authorized but unissued Shares and upon receipt of the authorized consideration therefor in an amount not less than the net asset value of the Shares established and in force at the time of their sale, the Shares issued will be validly issued, fully paid and non-assessable.

The North Country Funds
September 5, 2000
Page 2


           The North Country Funds is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Trust. However, the Agreement and Declaration of Trust provides for indemnification out of the property of a particular series of Shares for all loss and expenses of any shareholder of that series held personally liable solely by reason of his being or having been a shareholder. Thus, the risk of shareholder liability is limited to circumstances in which that series of Shares itself would be unable to meet its obligations.

           We understand that this opinion is to be used in connection with the filing of the Initial Registration Statement. We hereby consent to the filing of this opinion with and as part of your Initial Registration Statement. We also hereby consent to the use of our name and to the reference to our firm under the caption "Legal Counsel" included in or made a part of the Initial Registration Statement to The North Country Funds on Form N-1A under the Securities Act of 1933, as amended.

                                   Sincerely,


                                   Ropes & Gray

Washington, D.C.
September 5, 2000